Exhibit 99.1

Dyax Corp. Announces Fourth Quarter and Full Year 2012 Financial Results

BURLINGTON, Mass.--(BUSINESS WIRE)--February 13, 2013--Dyax Corp. (NASDAQ: DYAX) today announced financial results for the fourth quarter and year ended December 31, 2012. Dyax will host a webcast and conference call at 5:00 p.m. (ET) today to review financial results and updates regarding its key value drivers - the KALBITOR® (ecallantide) business and angioedema portfolio, as well as the Licensing and Funded Research Program (LFRP).

Highlights of 2012 include:

  KALBITOR® fourth quarter 2012 net sales increased to $11.8 million, a 9.3% increase over the third quarter;
  KALBITOR net sales increased 74% to $39.8 million for the year, contributing to total revenues of $54.7 million for 2012;
  LFRP portfolio now includes 13 royalty and/or milestone eligible clinical candidates, of which three are in Phase 3 and four are in Phase 2 clinical development; and
  Cash, cash equivalents and investments at December 31, 2012 totaled $29 million.

“2012 was another strong year for the KALBITOR business with sales reaching $39.8 million,” stated Gustav Christensen, President and Chief Executive Officer of Dyax. “It was also an important year for our Licensing and Funded Research Program (LFRP), which demonstrated its potential for value creation following the release of positive Phase 3 data from one of our collaborator’s drug candidates. In the year ahead, the robust LFRP pipeline will continue to mature, with multiple data read-outs expected throughout 2013.”

Mr. Christensen added: “Dyax is translating its years of know-how and expertise, both in the angioedema field and antibody discovery, to advance its strategy for creating meaningful value for our shareholders. We look forward to a productive 2013.”

2012 Fourth Quarter and Full Year Financial Results

Total revenues for the fourth quarter ended December 31, 2012 were $16.0 million, as compared to $8.5 million for the comparable quarter in 2011. Fourth quarter 2012 revenues included $11.8 million of KALBITOR net sales, as compared to $7.0 million for 2011.

Revenues for the year ended December 31, 2012 were $54.7 million, as compared to $48.7 million in 2011. Included in the 2012 revenues were $39.8 million of KALBITOR net sales, as compared to $22.9 million for 2011. The 2011 revenues also included $10.5 million of development and license fee revenue associated with the expansion of our ex-U.S collaborations for ecallantide.

Quarterly and annual development and license fee revenues are expected to continue to fluctuate due to the timing and amount of future milestone payments, the clinical activities of collaborators and licensees, and the timing and completion of contractual commitments.

Cost of product sales for KALBITOR for the fourth quarter of 2012 were $705,000, as compared to $442,000 for the comparable quarter in 2011. For the year ended December 31, 2012, cost of product sales were $2.2 million as compared to $1.2 million for the comparable period in 2011. Costs associated with manufacturing KALBITOR drug substance for these sales, which were incurred prior to KALBITOR's approval in the United States, were expensed as research and development costs and, accordingly, are not included in the cost of product sales during the 2012 and 2011 periods reported.

Research and development expenses for the fourth quarter of 2012 were $7.4 million, as compared to $8.4 million for the comparable quarter in 2011. For the year ended December 31, 2012, research and development expenses decreased to $30.0 million, as compared to $34.7 million for the comparable period in 2011.

The 2012 fourth quarter and year reflect reduced expenses due to lower clinical trial and personnel costs, as well as a reduction in pass-through license fees paid by Dyax licensees under the LFRP.

Research and development expenses primarily relate to the following Dyax research and development initiatives: 1) KALBITOR medical support and post-marketing requirements; 2) development of a single-injection formulation of KALBITOR; 3) development costs associated with DX-2930, a fully human monoclonal antibody inhibitor of plasma kallikrein; and 4) pass-through license fees paid by Dyax licensees under the LFRP.

Selling, general and administrative expenses for the fourth quarter of 2012 decreased to $10.0 million, as compared to $10.6 million for the comparable quarter in 2011. For the year ended December 31, 2012, selling, general and administrative costs increased to $39.9 million, as compared to $37.7 million for the comparable period in 2011. The higher selling, general and administrative costs for the year 2012 were primarily due to expanded infrastructure to support KALBITOR commercial efforts.

For the quarter ended December 31, 2012, Dyax reported a net loss of $4.8 million or $0.05 per share, as compared to a net loss of $13.5 million or $0.14 per share for the comparable quarter in 2011. For the year ended December 31, 2012, the net loss was $29.3 million or $0.30 per share, as compared to $34.6 million or $0.35 per share for the comparable period in 2011.

As of December 31, 2012, Dyax had cash, cash equivalents, and investments totaling $29.0 million, exclusive of restricted cash.

Financial Guidance

Dyax’s financial guidance for 2013:

  2013 top-line total revenue to be in the range of $65-70 million, and
    Includes KALBITOR net sales in the range of $52-56 million.
  Cash flow breakeven during the latter part of 2013.
    When Dyax reaches cash flow breakeven, it will continue disciplined management of operations around the breakeven point. The Company does not expect this to result in positive earnings in 2014. Dyax will invest in plasma kallikrein focused development, either alone or, where appropriate, through partnerships.

Webcast and Conference Call

Date:	Wednesday, February 13, 2013
Time:	5:00 p.m. ET
Telephone Access:	Domestic callers, dial 877-674-2415; reference the Dyax conference call
International callers, dial 708-290-1364
No passcode required.
Online Access:	Go to the Investor Relations section of the Dyax website (www.dyax.com) and follow instructions for accessing the live webcast. Participants may register in advance.

A replay of the conference call will be available through February 20, 2013 and may be accessed by dialing 855-859-2056. International callers should dial 404-537-3406. The replay passcode for all callers is 34848675. The webcast will be archived on the Dyax website for an indefinite period of time.

About Dyax

Dyax is a fully integrated biopharmaceutical company focused on the discovery, development and commercialization of novel biotherapeutics for unmet medical needs. The Company’s key value drivers are the KALBITOR® (ecallantide) business and the angioedema portfolio, as well as the Licensing and Funded Research Program (LFRP).

Dyax developed KALBITOR on its own and, since February 2010, has been selling it in the United States for the treatment of acute attacks of hereditary angioedema (HAE) in patients 16 years of age and older. Outside the United States, the Company has established partnerships to obtain regulatory approval for and commercialization of KALBITOR in certain markets and is evaluating opportunities in others.

The Company is currently developing products to expand its angioedema portfolio, including a suite of diagnostic assays to identify plasma-kallikrein-(bradykinin)-mediated (PKM) angioedemas and a therapeutic candidate, DX-2930, for the prophylactic treatment of HAE and PKM angioedemas.

KALBITOR and DX-2930 were identified using Dyax’s patented phage display technology, which rapidly selects compounds that bind with high affinity and specificity to therapeutic targets. Dyax leverages this technology broadly through the LFRP. This program has provided the Company a portfolio of product candidates being developed by its licensees, which currently includes 13 royalty and/or milestone eligible product candidates in various stages of clinical development, including three in Phase 3 trials.

Dyax is headquartered in Burlington, Massachusetts. For additional information about Dyax, please visit www.dyax.com.

About KALBITOR (ecallantide)

KALBITOR is a plasma kallikrein inhibitor indicated for the treatment of acute attacks of hereditary angioedema (HAE) in patients 16 years of age and older. KALBITOR, which was discovered and developed by Dyax, is the first subcutaneous treatment available in the U.S. for treating acute HAE attacks.

Important KALBITOR Safety Information

Anaphylaxis has been reported after administration of KALBITOR. Because of the risk of anaphylaxis, KALBITOR should only be administered by a healthcare professional with appropriate medical support to manage anaphylaxis and hereditary angioedema. Healthcare professionals should be aware of the similarity of symptoms between hypersensitivity reactions and hereditary angioedema and patients should be monitored closely. KALBITOR should not be administered to patients with known clinical hypersensitivity to KALBITOR.

For more information about KALBITOR, including full prescribing information, visit www.KALBITOR.com.

About HAE

Hereditary angioedema (HAE) is a rare acute inflammatory condition characterized by episodes of severe, often painful swelling affecting the extremities, gastrointestinal tract, genitalia, and larynx. HAE is caused by low or dysfunctional levels of C1 esterase inhibitor (C1-INH), a naturally occurring molecule that inhibits plasma kallikrein, a key mediator of inflammation, and other serine proteases in the blood. HAE is estimated to affect 1 in 10,000 to 1 in 50,000 individuals. Learn more at www.HAEHope.com.

Disclaimer

This press release contains forward-looking statements, including statements regarding the prospects for the LFRP portfolio and increases in KALBITOR sales, prospects for KALBITOR and DX-2930 to treat a broader range of angioedemas, and projected KALBITOR sales and revenues for 2013. Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which Dyax and its licensees compete. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements because of uncertainties involved in any future projections, as well as uncertainties associated with various activities and aspects of Dyax’s business, including risks and uncertainties associated with the following: competition from new and existing treatments for HAE; uncertainty whether KALBITOR will gain broad market acceptance; uncertainty regarding treatment rates for patients on KALBITOR; Dyax’s dependence on the expertise, effort, priorities and contractual obligations of third parties in the manufacture of KALBITOR worldwide and in the development and any resulting marketing, sales and distribution of KALBITOR outside of the United States; Dyax’s dependence on licensees and collaborators for development, clinical trials, manufacturing, sales and distribution of LFRP and other licensed products; the uncertainty of negotiations with potential partners and collaborators; uncertainties as to whether one or more of Dyax’s licensees’ new product candidates will be commercialized and generate royalties; changing requirements and costs associated with Dyax's planned research and development activities; the uncertainty of patent and intellectual property protection; Dyax’s dependence on key management and key suppliers; the impact of future alliances or transactions involving Dyax or others; and other risk factors described or referred to Item 1A, “Risk Factors” in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Dyax undertakes no obligations to update or revise these statements, except as may be required by law.

Dyax, the Dyax logo and KALBITOR are registered trademarks of Dyax Corp.

DYAX CORP.
SELECTED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(In thousands, except share and per share data)
Revenues:
Product sales, net	$11,795	$6,996	$39,783	$22,884
Development and license fee revenues	$4,235	$1,520	$14,867	$25,853
Total revenues, net	$16,030	$8,516	$54,650	$48,737

Costs and expenses:
Cost of product sales	705	442	2,152	1,223
Research and development expenses	7,364	8,438	30,028	34,676
Selling, general and administrative expenses	10,043	10,620	39,915	37,740
Restructuring costs	-	-	1,440	-

Total costs and expenses	18,112	19,500	73,535	73,639

Loss from operations	(2,082)	(10,984)	(18,885)	(24,902)

Other income (expense):
Interest and other income	92	28	111	554
Interest and other expense	(2,844)	(2,579)	(10,491)	(10,251)
Total other expense	(2,752)	(2,551)	(10,380)	(9,697)

Net loss	$(4,834)	$(13,535)	$(29,265)	$(34,599)

Basic and diluted net loss per share	$(0.05)	$(0.14)	$(0.30)	$(0.35)

Shares used in computing basic and diluted net loss per share	99,271,225	98,764,384	98,991,056	98,731,289

SELECTED CONSOLIDATED CONDENSED BALANCE SHEET INFORMATION
(Unaudited)

	December 31,	December 31,
	2012	2011
	(In thousands)
Assets

Cash, cash equivalents and short-term investments	$29,046	$57,504
Accounts receivable, net	7,507	6,092
Inventory	9,989	7,022
Fixed assets	5,329	4,881
Restricted cash	1,100	2,366
Other assets	2,515	5,510

Total assets	$55,486	$83,375

Liabilities and Stockholders' Equity (Deficit)

Accounts payable and other current liabilities	$13,146	$17,128
Deferred revenue	11,851	15,902
Note payable and other long-term debt	78,992	75,372
Other long-term liabilities	3,057	2,372

Total liabilities	107,046	110,774

Common stock and additional paid-in capital	454,620	449,515
Accumulated deficit and other comprehensive income	(506,180)	(476,914)

Total stockholders' equity (deficit)	(51,560)	(27,399)

Total liabilities and stockholders' equity (deficit)	$55,486	$83,375

CONTACT:
Dyax Corp.
Jennifer Robinson, 617-250-5741
Associate Director, Investor Relations and Corporate Communications
jrobinson@dyax.com